Exhibit 99.1

Great Elm Capital Corp. Announces FIRST Quarter 2022 Financial Results

Company to Host Quarterly Conference Call and Webcast at 11:30 AM ET Today

WALTHAM, Mass., May 11, 2022 – Great Elm Capital Corp. (“we,” “us,” “our,” the “Company” or “GECC,”) (NASDAQ: GECC), a business development company, today announced its financial results for the first quarter ended March 31, 2022.

Financial and Operating Highlights

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Cash-income-generating investments comprise 98% of the investment portfolio fair market value as of March 31, 2022.
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Legacy assets comprise approximately 2% of the investment portfolio fair market value as of March 31, 2022, or 5% of net asset value (“NAV”).
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Great Elm Group, Inc. (“GEG”) intends to subscribe for at least $12.5 million in the Company’s rights offering, and certain other affiliates of GEG have indicated they intend to subscribe.
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Net investment income (“NII”) for the quarter ended March 31, 2022 was $6.0 million, or $1.31 per share.
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NII for the quarter ended March 31, 2022 was positively impacted by the reversal of approximately $4.9 million of previously accrued incentive fees that have been waived by GEG.
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Net assets were approximately $69.3 million on March 31, 2022, as compared to $74.6 million on December 31, 2021, and $91.5 million on March 31, 2021.
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NAV per share was $15.06 as of March 31, 2022, as compared to $16.63 as of December 31, 2021, and $23.36 as of March 31, 2021.
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GECC’s asset coverage ratio was approximately 147.5% as of March 31, 2022, as compared to 151.1% as of December 31, 2021, and 177.1% as of March 31, 2021.
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Pro forma for the rights offering, GECC would have an asset coverage ratio in excess of 150%1.
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Our Board of Directors has approved a quarterly dividend of $0.45 per share for the third quarter of 2022, equating to a 12.0% annualized yield on March 31, 2022 NAV per share.

1 We can give no assurance that the rights offering will be completed on the terms currently contemplated or at all, or that, if completed, the offering will be fully subscribed or that our asset coverage ratio on the date of consummation of the rights offering would not be negatively impacted by other factors notwithstanding the receipt of the net proceeds of the rights offering.

Management Commentary

“We continued to make strides repositioning the company in the quarter,” said Matt Kaplan, GECC’s Chief Executive Officer. “We made significant progress monetizing legacy, non-income-producing equities and redeploying proceeds into yielding assets. In addition, our focus on Specialty Finance is gaining traction, with approximately one third of our portfolio now invested in Specialty Finance companies and related assets, including our new investment in Sterling Commercial Credit. While the macro environment remains challenging, we are confident in our ability to execute on the strategic direction outlined in March. Importantly, we were successful in securing the waiver of previously accrued incentive fees, the reversal of which benefited NII by $4.9 million, or $1.06 per share in the first quarter and contributed positively to NAV.”

Financial Highlights – Per Share Data(1)

	Q1/2021[1]	Q2/2021[1]	Q3/2021[1]	Q4/2021[1]	Q1/2022[1]
Earnings Per Share (“EPS”)	$3.22	$0.63	($0.79)	($4.95)	($1.12)
Net Investment Income (“NII”) Per Share	$0.39	$0.54	$0.39	$1.58	$1.31
Net Realized Gains / (Losses) Per Share	($0.84)	$(0.60)	$0.42	($1.26)	($4.37)
Net Unrealized Gains / (Losses) Per Share	$3.67	$0.69	($1.60)	($5.27)	$1.94
Net Asset Value Per Share at Period End	$23.36	$23.40	$22.17	$16.63	$15.06
Distributions Paid / Declared Per Share	$0.60	$0.60	$0.60	$0.60	$0.60

Portfolio and Investment Activity

As of March 31, 2022, GECC held total investments of $199.4 million at fair value, as follows:

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45 debt investments, totaling approximately $145.2 million and representing 72.9% of the fair market value of our total investments. Secured debt investments comprised a substantial majority of the fair market value of our debt investments.
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6 income generating equity investments, totaling approximately $50.2 million, representing 25.3% of the fair market value of our total investments.
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6 other equity investments, totaling approximately $3.7 million and representing 1.8% of the fair market value of our total investments.
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Special Purpose Acquisition Company (SPAC) warrants totaling approximately $0.1 million of fair market value.

As of March 31, 2022, the weighted average current yield on our debt portfolio was 10.4%. Floating rate instruments comprised approximately 41.8% of the fair market value of debt investments and our fixed rate debt investments had a weighted average maturity of 2.5 years.

During the quarter ended March 31, 2022, we deployed approximately $27.4 million into 14 investments(2) at a weighted average current yield of 10.7%.

During the quarter ended March 31, 2022, we monetized, in part or in full, 26 investments for approximately $26.9 million(3) excluding SPACs, at a weighted average current yield of 5.2%. We also monetized $2.8 million of SPAC securities during the period and now hold only a pool of warrants.

Financial Review

Total investment income for the quarter ended March 31, 2022 was $5.6 million, or $1.22 per share. Net expenses for the quarter ended March 31, 2022 were approximately $0.4 million, or $0.09 per share. Total expenses were positively impacted by certain one-time items, primarily related to the reversal of approximately $4.9 million of previously accrued incentive fees that the board of GEG agreed to waive.

Net realized and unrealized losses for the quarter ended March 31, 2022 were approximately ($11.0) million, or ($2.43) per share, driven primarily by the decline in Avanti-related securities fair value of $7.7 million. As of March 31, 2022, the fair value of our investments in Avanti was less than $1.0 million, or below 1% of portfolio fair value. The decline in Avanti value was driven by the company’s debt restructuring which was completed in April.

Liquidity and Capital Resources

As of March 31, 2022, our cash balance was approximately $8.5 million, exclusive of holdings of United States Treasury Bills.

Total debt outstanding (par value) as of March 31, 2022 was $145.9 million, comprised of our 6.50% senior notes due June 2024 (NASDAQ: GECCN), our 6.75% senior notes due January 2025 (NASDAQ: GECCM), and our 5.875% senior notes due June 2026 (NASDAQ: GECCO). We also have a $25.0 million revolving credit facility due May 2024, which was undrawn as of March 31, 2022.

Distributions

On March 4, 2022, we announced that our Board of Directors approved a quarterly dividend of $0.45 per share for the quarter ending June 30, 2022. The second quarter distribution will be payable on June 30, 2022 to stockholders of record as of June 23, 2022.

In addition, our Board of Directors has approved a $0.45 per share cash distribution for the quarter ending September 30, 2022. The distribution is contingent on an asset coverage ratio of 150% or greater at the time such distribution is paid. Annualized, the distribution equates to a 12.8% dividend yield on our closing market price on May 10, 2022 of $14.06 and a 12.0% dividend yield on our March 31, 2022 NAV of $15.06 per share. The record and payment dates for the distribution are expected to be set in the third quarter, pursuant to authority granted by our Board of Directors.

Conference Call and Webcast

GECC will discuss these results in a conference call on Wednesday, May 11, 2022, at 11:30 a.m. ET.

Conference Call Details

Date/Time: Wednesday, May 11, 2022 – 11:30 a.m. ET

Participant Dial-In Numbers:

(United States): 844-820-8297

(International): 661-378-9758

To access the call, please dial-in approximately five minutes before the start time. An accompanying slide presentation will be available in .pdf format via the “Investor Relations” section of Great Elm Capital Corp.’s website at http://www.investor.greatelmcc.com/events-and-presentations/presentations after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the Internet via the Investor Relations section of GECC’s website or by clicking on the conference call link:
https://edge.media-server.com/mmc/p/7327hkv5

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) The per share figures are based on a weighted average outstanding share count for the respective period, pro forma for the 6-for-1 reverse stock split effective on February 28, 2022.

(2) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

(3) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

Investor Relations Contact:

Garrett Edson

investorrelations@greatelmcap.com

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	March 31, 2022	December 31, 2021
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $142,811 and $175,800, respectively)	$147,747	$164,203
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $99,870 and $199,995, respectively)	99,872	199,995
Affiliated investments, at fair value (amortized cost of $130,116 and $129,936, respectively)	3,353	10,861
Controlled investments, at fair value (amortized cost of $43,779 and $32,649, respectively)	48,238	37,085
Total investments	299,210	412,144

Cash and cash equivalents	8,517	9,132
Restricted cash	-	13
Receivable for investments sold	4,251	766
Interest receivable	2,042	1,811
Dividends receivable	1,164	1,540
Due from portfolio company	55	136
Due from affiliates	34	17
Deferred financing costs	337	376
Prepaid expenses and other assets	170	379
Total assets	$315,780	$426,314

Liabilities
Notes payable (including unamortized discount of $3,647 and $3,935, respectively)	$142,286	$141,998
Payable for investments purchased	102,683	203,575
Interest payable	31	29
Accrued incentive fees payable	-	4,854
Due to affiliates	960	1,012
Accrued expenses and other liabilities	534	290
Total liabilities	$246,494	$351,758

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 4,601,391 shares issued and outstanding and 4,484,278 shares issued and outstanding, respectively)(1)	$46	$45
Additional paid-in capital	248,129	245,531
Accumulated losses	(178,889)	(171,020)
Total net assets	$69,286	$74,556
Total liabilities and net assets	$315,780	$426,314
Net asset value per share(1)	$15.06	$16.63
(1)
Authorized, issued and outstanding shares of common stock and net asset value per share have been adjusted for the periods prior to February 28, 2022 to reflect the six-for-one reverse stock split effected on that date on a retroactive basis.

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended March 31,
	2022	2021
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$3,259	$2,442
Non-affiliated, non-controlled investments (PIK)	246	30
Affiliated investments	21	260
Affiliated investments (PIK)	58	1,439
Controlled investments	457	8
Total interest income	4,041	4,179
Dividend income from:
Non-affiliated, non-controlled investments	503	481
Controlled investments	764	320
Total dividend income	1,267	801
Other income from:
Non-affiliated, non-controlled investments	250	33
Affiliated investments (PIK)	-	282
Total other income	250	315
Total investment income	$5,558	$5,295

Expenses:
Management fees	$780	$660
Incentive fees	(4,854)	108
Administration fees	221	156
Custody fees	14	13
Directors' fees	63	55
Professional services	418	425
Interest expense	2,670	2,198
Other expenses	191	176
Total expenses	$(497)	$3,791
Net investment income before taxes	$6,055	$1,504
Excise tax	$101	$-
Net investment income	$5,954	$1,504

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$(19,933)	$(3,415)
Affiliated investments	-	-
Controlled investments	-	140
Total net realized gain (loss)	(19,933)	(3,275)
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	16,536	9,490
Affiliated investments	(7,689)	4,283
Controlled investments	23	544
Total net change in unrealized appreciation (depreciation)	8,870	14,317
Net realized and unrealized gains (losses)	$(11,063)	$11,042
Net increase (decrease) in net assets resulting from operations	$(5,109)	$12,546

Net investment income per share (basic and diluted): (1)	$1.31	$0.39
Earnings per share (basic and diluted): (1)	$(1.12)	$3.22
Weighted average shares outstanding (basic and diluted): (1)	4,558,451	3,900,306
(1)
Weighted average shares outstanding and per share amounts have been adjusted for the periods shown to reflect the six-for-one reverse stock split effected on February 28, 2022 on a retroactive basis.